Bank of South Carolina Corporation Announces Management Changes

CHARLESTON, S.C., April 11, 2012 /PRNewswire/ -- At the annual meeting of Bank of South Carolina Corporation, (NASDAQ: BKSC) on April 10, 2012, Hugh C. Lane, Jr. announced his retirement as President and Chief Executive Officer of Bank of South Carolina Corporation (the "Company") and of the Company's wholly owned subsidiary, The Bank of South Carolina (the "Bank") effective April 11, 2012. At the request of the Board of Directors, Mr. Lane will continue to serve as the Chairman of the Board of Directors of both the Company and the Bank. Mr. Lane will also continue to perform commercial lending and business development activities for the Bank.

The Board of Directors of the Company and the Board of Directors of the Bank elected Fleetwood S. Hassell as President and Chief Executive Officer of both the Company and the Bank and Douglas Hutson Sass as Executive Vice President and Senior Lending Officer of both the Company and the Bank effective April 11, 2012.

Mr. Hassell has served as an Executive Vice President of both the Company and the Bank and as the Senior Lending Officer since 2005. He was elected to the Board of Directors of the Company and the Bank in 2006. He has been with the Bank since its organization in 1986 and has served as Assistant Vice President, Vice President, and Senior Vice President for commercial lending and business development.

Mr. Sass has served as a Senior Vice President for commercial lending and business development since 2004. He was hired by the Bank as an Assistance Vice President for commercial lending and business development in 1994 and was promoted to Vice President in 1995. He has served as Community Reinvestment Officer and Appraisal Officer for the Bank since 1994 and served as the Security Officer from 1994 – 2005.

Hugh C. Lane, Jr. stated, "Fleetwood Hassell and Doug Sass, along with our Executive Vice President and Chief Financial Officer, Sherry Sharry, will be our new management team. I was elected Chairman of the Board but, in the role I plan to fill through 2013, I should have been elected 'Coach.' Beginning in 2014, I plan to work three days a week. Fleetwood, Sherry, and Doug have worked together at this bank for a cumulative total of 68 years. They have shaped the Bank's unique culture and have made significant contributions to our success. There is no way to properly thank our shareholders, directors, and employees for their support for the past 25 years, and for the privilege to lead this remarkable company."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

CONTACT: Sheryl G. Sharry, +1-843-724-1500